Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 11, 2026, except for the retrospective application of the one-for-ten reverse stock split described in Note 12, as to which the date is August 21, 2026, with respect to the financial statements of Lakewood-Amedex Biotherapeutics Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Tampa, Florida

September 18, 2026